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                                                              April 22, 1997


Kenton Woods:

                  On behalf of Rose Hills, I am pleased to offer you the position of Vice President, Chief Financial Officer. Your initial rate of pay will be $150,000 per year. You will be eligible for a Contingent Compensation award of up to 25% of your yearly salary based on company performance and individual performance. Contingent Compensation is awarded after one complete year of service, however, you will be eligible for a 1997 award, to be paid before March 1998, prorated on your actual months of service for 1997.

                  As with all employees at Rose Hills, your employment will be subject to an annually renewable contract the terms of which speak for themselves. That contract is separate from and supercedes this document.

                  Your first regular performance evaluation is scheduled after one year of employment. Based upon the results of the evaluation, an adjustment in your earnings will be considered. Also, you will be reporting directly to me.

                  In order to comply with U.S. Immigration laws, you must present legal evidence that you are eligible to be employed in the United States. The Human Resources office will accept this information with your other New Hire paperwork when you report to work on your first day of employment.

                  I am particularly enthusiastic about your becoming a team member at Rose Hills. I look forward to your success. In order to confirm your acceptance of this offer, please sign this letter and return it to me.

                  Again, I am pleased that you have chosen Rose Hills. You have made an excellent choice as you will soon discover. If you have any questions, please do not hesitate to ask.

                                            Yours very truly,

                                            Kendall E. Nungesser
                                            President and Chief Financial
                                            Officer


I accept the above stated offer and will plan to begin my employment with Rose Hills on May 12, 1997.

Name:                                       Date
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